Exhibit 5.1

August 5, 2015
VMware, Inc.
3401 Hillview Ave
Palo Alto, CA  94304

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel, Chief Compliance Officer and Secretary of VMware, Inc. (the “Registrant”), and I am issuing this opinion in connection with the filing by the Registrant of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 8,508,602 shares (the “Shares”) of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), authorized for issuance by the Registrant under its Amended and Restated 2007 Equity and Incentive Plan (the “Equity Plan”).

I am qualified to practice law in the State of California. This opinion is limited in all respects to the General Corporation Law of the State of Delaware (the “DGCL”), and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. I am not licensed to practice law in the State of Delaware, and my opinions as to the DGCL are based solely on my review of standard compilations of such law.

In connection with the foregoing, I have examined and am familiar with the Restated Certificate of Incorporation of the Registrant, the Amended and Restated Bylaws of the Registrant, the Equity Plan, the corporate proceedings with respect to the issuance of the Shares, the Registration Statement, and such other certificates, instruments and documents as I have considered necessary or appropriate for purposes of this opinion.

For the purpose of the opinion rendered below, I have assumed that in connection with the issuance of the Shares, the Registrant will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, I am of the opinion that when (a) issued and delivered by the Registrant in accordance with the terms of the Equity Plan, and (b) paid for in full in accordance with the terms of the Equity Plan, the Shares will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Commission. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ S. Dawn Smith
S. Dawn Smith Senior Vice President, General Counsel, Chief Compliance Officer and Secretary